AssetMark to Acquire Adhesion Wealth, Accelerating RIA Offering

CONCORD, Calif. — June 13, 2022 — AssetMark Financial Holdings, Inc., announced today it has reached an agreement with Vestmark to acquire Adhesion Wealth, a leading provider of wealth management technology solutions to RIAs, RIA enterprises and asset managers. Adhesion’s platform enables over 2,800 fee-based advisors across 180 RIAs to deliver better investor outcomes while successfully growing their practices by providing outsourced overlay trading services, client engagement technologies and managed account programs.

“Meeting financial advisors where they are and helping them maximize their potential is a key tenet of AssetMark’s strategy,” said Natalie Wolfsen, CEO of AssetMark. “As advisors accelerate their growth by increasing the services they provide clients, the addition of Adhesion Wealth further strengthens our ability to serve the rapidly expanding RIA market with an ecosystem of flexible, purpose-built solutions that drive growth, efficiency and scale. We are excited to welcome the Adhesion team and advisors to AssetMark.”

Adhesion is the industry’s second largest model marketplace with over 400 asset managers and strategists. Furthermore, the acquisition delivers value-added services and solutions to AssetMark’s existing offering, including personal and direct indexing, tax transition, portfolio administration, practice analytics and client reporting.

“Since our inception, Adhesion Wealth’s mission has always been to support growth-focused independent advisors with solutions that optimize their clients’ outcomes and their businesses,” said Barrett Ayers, President of Adhesion Wealth. “Joining AssetMark allows us to continue our mission and impact a broader group of advisors, while also giving us the ability to bolster our service offering and advance our investments in new capabilities to serve our existing advisors.”

Post-close, Adhesion Wealth will continue to offer an open marketplace of modular solutions, which will complement AssetMark’s curated suite of fully bundled capabilities and services designed specifically for RIAs and delivered through AssetMark Institutional. Together, the collective service offerings will be well positioned to deliver solutions for the unique needs of a broader range of advisors, enterprises and asset managers. Both Adhesion and AssetMark will continue to leverage Vestmark’s technology to support their platforms.

The transaction is expected to close in the second half of 2022, subject to customary closing conditions. Terms of the deal were not disclosed.

ECHELON Partners is serving as the advisor to Adhesion Wealth and Vestmark, while Broadhaven Capital Partners, LLC is serving as the advisor to AssetMark.

About AssetMark Financial Holdings, Inc.

AssetMark is a leading provider of extensive wealth management and technology solutions that power independent financial advisors and their clients. Through AssetMark, Inc., its investment advisor subsidiary registered with the Securities and Exchange Commission, AssetMark operates a platform that comprises fully integrated technology, personalized and scalable service and curated investment platform solutions designed to make a difference in the lives of advisors and their clients. AssetMark had $90.8 billion in platform assets as of March 31, 2022 and has a history of innovation spanning more than 25 years.

About Adhesion Wealth

Adhesion Wealth® is a leading provider of outsourced investment management solutions for registered investment advisors (RIAs). Adhesion Wealth empowers advisors with the ability to build their own multi-manager (UMA) strategies, access SMA strategies and use other turnkey investment solutions on the Adhesion Manager Exchange. Adhesion Wealth also provides advisors with personal and direct indexing, tax management, tax transitions, portfolio administration, practice analytics and client reporting. With Adhesion, advisors gain access to a scalable, multi-custodian platform upon which to grow successful practices.

About Vestmark

Headquartered outside of Boston, MA and founded in 2001, Vestmark is a leading provider of portfolio management/trading solutions and outsourced services for financial institutions and their advisors, enabling them to efficiently manage and trade customized client portfolios through an innovative SaaS platform. Supporting over $1.5 trillion in assets and 5.5 million accounts, Vestmark is a trusted partner to some of the largest and most respected wealth management firms. For more information about Vestmark's solutions, call (781) 224-3640, email inquiry@vestmark.com, or visit www.vestmark.com.

Contacts

For AssetMark

Investors:

Taylor J. Hamilton, CFA

Head of Investor Relations

InvestorRelations@assetmark.com

Media:

Alaina Kleinman

Director, Communications & Public Relations

alaina.kleinman@assetmark.com

For Adhesion Wealth and Vestmark

Siobhan Nolan
JConnelly
snolan@jconnelly.com

SOURCE: AssetMark Financial Holdings, Inc.